Exhibit 10.11.3

                                             Confidential - Final Execution Copy


                           SECOND AMENDED AND RESTATED
                            SUBLICENSE AGREEMENT AND
                       BINDER PURCHASE AND SALE AGREEMENT


         This SECOND AMENDED AND RESTATED Sublicense Agreement and Binder Purchase and Sale Agreement (this "Agreement"), dated and effective as of the 4th day of December, 2001, between CENTRAL CITY SYNFUEL, LLC, a Delaware limited liability company ("Central City"), COBON ENERGY, LLC, a Utah limited liability company ("CoBon"), and HEADWATERS INCORPORATED f/k/a COVOL TECHNOLOGIES, INC., a Delaware corporation ("Covol"), recites and provides as follows:

                                    RECITALS

         A. Covol developed and owns proprietary Coal Technology (as hereinafter defined) and Binder (as hereinafter defined).

         B. Pursuant to Covol's desire to have the Coal Technology and Binder commercially exploited, Covol and CoBon entered into that certain License Agreement dated September 10, 1996, as amended by that April 7, 1997 Letter Agreement, as further amended by that November 11, 1999 Letter Agreement, and as further amended by that Licensor's Consent to Sub-Sublicense, Estoppel Certificate and Agreement dated December 14, 1999 (as amended, the "License Agreement"). A copy of the License Agreement is attached hereto as Exhibit A.

         C. CoBon and Somerset Synfuels No. 1, L.L.C., a Utah limited liability company ("Somerset"), entered into that Sublicense Agreement dated June 24, 1998, as amended by that Sublicensor's Consent to Sub-Sublicense, Estoppel Certificate and Agreement dated December 14, 1999 (as amended, the "Original Sublicense Agreement").

         D. Pursuant to that Termination and Assignment Agreement dated June 19, 2000 between Covol, CoBon, Central City and Somerset, Somerset assigned its rights and delegated its obligations under the Original Sublicense Agreement to Central City.

         E. Pursuant to an Amended and Restated Sublicense Agreement and Binder Purchase and Sale Agreement dated June 19, 2000 (the "First Amended and Restated Sublicense Agreement and Binder Purchase and Sale Agreement"), Central City and CoBon amended and restated the terms of the Original Sublicense Agreement in their entirety, and Covol and Central City entered into an agreement for the purchase and sale of Binder.

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         F. In connection with an amendment being made as of the date hereof
(the "Second Amendment to the Purchase Agreement") to the Purchase and Sale Agreement dated December 14, 1999 between Beta Synfuels, L.P. and Somerset Synfuel No. 1, L.L.C., as amended by that First Amendment to Purchase and Sale Agreement dated June 19, 2000, Central City and CoBon now desire to further amend and restate the terms of the First Amended and Restated Sublicense Agreement and Binder Purchase Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1. "Coal Technology" means Covol's proprietary method of reclaiming and utilizing discarded and newly formed coal fines and other by-products of coal mining to produce a solid proprietary product in the form of briquettes, extrusions, pellets or otherwise.

         The definition of "Coal Technology" also includes Covol's proprietary inventions (patented and unpatented), trade secrets, know-how, working prototypes, manufacturing information, improvements and other intellectual property relating to Covol's proprietary method of reclaiming discarded coal fines and other by-products of coal mining to produce Covol's solid proprietary product. Some of Covol's inventions relating to the "Coal Technology" (as well as other technologies which are not the subject of this Agreement) are disclosed, described and claimed in United States Patent No. 5,453,103, which issued on the 26th day of September, 1995 (the "`103 Patent"). Some of Covol's inventions relating to the "Coal Technology" (as well as other technologies which are not the subject of this Agreement) are disclosed, described and claimed in the United States Patent No. 5,599,361 issued on the 4th day of February, 1997 (the "361 Patent"). In Article III of the License Agreement, CoBon received an exclusive license with respect to "Coal Technology."

         The definition of "Coal Technology" also includes the binding technology and patented process for manufacturing a solid synthetic fuel that qualifies and is eligible for Internal Revenue Code Section 29 tax credits. When used at a qualified facility in conjunction with Covol's patented manufacturing process, the binding technology produces a Qualified Fuel from coal fines in the context of a full scale or less demanding manufacturing application. Consistent with the requirements of Internal Revenue Code Section 29, the "Coal Technology" employs a unique substrate to chemically change and bond the coal fines, thereby creating a Qualified Fuel. The detectable bonding between the coal fines is the result of the binder's ability to create an actual chemical change to the coal fines and is more than a simple physical mixture of polymer, coal fines and other additives.

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         The definition of "Coal Technology" does not cover any other technology or application of technology, including but not limited to Covol's proprietary "Coke Breeze Technology," "Revert Technology" and "Iron Recovery Technology".

         1.2 "Binder" means Covol's unique substrates that chemically change and bond coal fines, and which have been patented by Covol.

         1.3 "Qualified Fuels" means solid synthetic fuel produced at the Facility that qualifies and is eligible for Internal Revenue Code Section 29 tax credits.

                                    ARTICLE 2
                     GRANT OF LICENSE TO USE COAL TECHNOLOGY

         2.1. Sublicense. CoBon hereby grants to Central City a non-exclusive license of CoBon's rights to the Coal Technology, including, but not limited to, the inventions disclosed and claimed in the `103 Patent and the `361 Patent, in connection with Central City's development, use, production, manufacturing, marketing and sale of solid synthetic fuel, Qualified Fuel and related products (as well as applicable tax credits generated thereby), its development and construction of manufacturing, briquetting or extruding facilities, plants and operations, and its formation of necessary corporations, companies, partnerships, ventures or other legal entities preparatory or incident thereto (the "Sublicense").

         The Sublicense to use the Coal Technology and Binder in the production of solid synthetic fuel and/or Qualified Fuel shall be for an unlimited annual aggregate capacity during the term hereof. The Sublicense shall be available for use by Central City in connection with its development of a portable plant(s), including, without limitation, a facility and site located at 615 Cook Road, Central City, Pennsylvania (the "Facility"). This Sublicense shall also be available for use by Central City in connection with its development of additional sites, subject to the written approval of CoBon, which approval will not be unreasonably withheld. Central City shall not use any technology other than the Coal Technology for the production of Qualified Fuel at the Facility, except as provided in Section 5.1.

         2.2. Retained Ownership. Covol shall retain all right, title, interest and ownership in and to the Coal Technology, including all inventions described and claimed in the `103 Patent and the `361 Patent, all present and future United States and foreign patent applications covering all or any part of the Coal Technology, and any improvement, all present and future United States and foreign patents that may subsequently issue covering all or any part of the Coal Technology, and any improvements, and related trade secrets, know-how, manufacturing information, and other intellectual property.

         2.3. Authority to Sublicense. Covol has developed and believes it exclusively owns the Coal Technology and believes it will exclusively own any associated patent rights which may accrue during the Term of this Agreement. CoBon hereby certifies that it has the right to grant to Central City this Sublicense to use the Coal Technology pursuant to the terms and conditions of CoBon's License Agreement with Covol. Covol hereby certifies that under the License Agreement CoBon has the right to grant to Central City this Sublicense.

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         2.4. Trademark Sublicense. To the extent necessary to carry out the intent of this Agreement, Covol granted CoBon a non-exclusive license to use the trademarks and trade names used by Covol in connection with the Coal Technology ("Trademark License"). CoBon hereby grants to Central City a non-exclusive license to use the trademarks and trade names used by Covol in connection with the Coal Technology. The authorized use by Central City of any of the trademarks sublicensed hereby shall be in accordance with Covol's written standards which shall govern the manner of use and the nature and quality of the products in connection with which they may be used. CoBon will furnish to Central City a copy of any such applicable standards upon receipt thereof by CoBon.

         2.5. Compliance Certification. At Central City's request, CoBon shall use its best efforts to coordinate and schedule Covol (at least annually) to conduct periodic field audits for the purpose of certifying, in writing, Central City's proper use of the Coal Technology and Binder for Section 29 tax credit qualification. Pursuant to the audit fee schedule, attached as Exhibit B hereto, Central City shall reimburse Covol for its reasonable costs in performing the audits. Central City shall also reimburse CoBon for its reasonable costs and for the reasonable value of its time in performing its obligations, if any, under this Section 2.5.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1. Covol Representations and Warranties. Covol hereby represents and warrants to CoBon and Central City as follows:

                  A. The execution, delivery and performance by Covol of this Agreement will not constitute a default under any instrument binding upon Covol including, without limitation, the License Agreement, any agreement it has with Dow (hereinafter defined) pertaining to the production or use of Binder, and any other agreement pertaining or relating to the Coal Technology.

                  B. No proceedings by or against Covol have been threatened or commenced in bankruptcy or for reorganization, liquidation, or for readjustment of debts under the Bankruptcy Code or any other law, whether state or federal, nor has Covol made an assignment for the benefit of creditors, admitted in writing its inability to pay debts generally as they become due, or filed or had filed against it any action seeking an order appointing a trustee or receiver of all or a substantial part of the property of Covol.

                  C. No judicial or nonjudicial proceeding has been filed or is pending for the dissolution of Covol pursuant to a resolution of the board of directors or otherwise pursuant to any applicable state law.

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                  D. There are no judicial or governmental judgments, orders, injunctions, decrees, or arbitration awards outstanding against Covol, and there are no judicial or governmental actions, suits, or proceedings or any arbitrations or mediations, pending or overtly threatened by written communications against Covol or any of the property owned by Covol that would affect (1) Covol's ability to perform under the License Agreement, this Agreement, or (2) any licensee's or sublicensee's use of the Coal Technology.

                  E. Covol agrees, notwithstanding any language in the License Agreement or any other agreement to which it is a party, that the representations of Covol contained in this Agreement may be relied upon by Central City and CoBon.

                  F. Except for this Agreement, the License Agreement is the sole agreement pertaining to CoBon's use and application of the Coal Technology in connection with the development and operation of the Facility. The License Agreement attached hereto as Exhibit A is a true and correct copy of thereof. The License Agreement is in full force and effect. As of the date of execution hereof, the representations made by Covol in the License Agreement are true, accurate and complete.

                  G. Covol has not given notice of any default under the License Agreement to CoBon and has no knowledge of any event or condition which with the passage of time or the giving of notice or both would be a default under the License Agreement.

                  H. In accordance with the terms of the License Agreement, CoBon has the authority and right to use the Coal Technology in the production of Qualified Fuels, and the right to sublicense the Coal Technology.

                  I. Covol has heretofore granted or hereby grants its unconditional consent to CoBon's grant to Central City of a sublicense to use the Coal Technology pursuant to the terms of this Agreement in connection with the development and operation of the Facility.

                  J. Notwithstanding anything contained in the License Agreement, Central City has, subject to its compliance with the terms of this Agreement, the unconditional right to utilize the Coal Technology.

                  K. Covol acknowledges and agrees that it will provide certain services to Central City, as a sub-licensee of CoBon, all as specified in the License Agreement and this Agreement.

                  L. The Binder employs a unique substrate that when applied using the Coal Technology changes chemical bonds of coal fines.

                  M. Proper use of the Coal Technology, including use at an adequate, qualified facility, including without limitation the facility, and the proper application of Binder to adequate coal fines, will enable Central City to produce a product that is reasonably expected to create Qualified Fuels.

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         3.2. CoBon Representations and Warranties. CoBon hereby represents and warrants to Central City and Covol as follows:

                  A. The execution, delivery and performance by CoBon of this Agreement will not constitute a default under any instrument binding upon CoBon including, without limitation, the License Agreement and any other agreement pertaining or relating to the Coal Technology.

                  B. No proceedings by or against CoBon have been threatened or commenced in bankruptcy or for reorganization, liquidation, or for readjustment of debts under the Bankruptcy Code or any other law, whether state or federal, nor has CoBon made an assignment for the benefit of creditors, admitted in writing inability to pay debts generally as they become due, or filed or had filed against it any action seeking an order appointing a trustee or receiver of all or a substantial part of the property of CoBon.

                  C. No judicial or nonjudicial proceeding has been filed or is pending for the dissolution of CoBon pursuant to a resolution of the members or otherwise pursuant to any applicable state law.

                  D. There are no judicial or governmental judgments, orders, injunctions, decrees, or arbitration awards outstanding against CoBon, and there are no judicial or governmental actions, suits, or proceedings or any arbitrations or mediations, pending or overtly threatened by written communications against CoBon or any of the property owned by CoBon that would affect (1) CoBon's ability to perform under the License or this Agreement, or
(2) any sublicensee's right to use the Coal Technology.

                  E. CoBon agrees, notwithstanding any language in the License Agreement, this Agreement, or any other agreement to which CoBon is a party, that the representations of CoBon contained in this Agreement may be relied upon by Central City and Covol.

                  F. Except for this Agreement, the License Agreement is the sole agreement pertaining to CoBon's use and application of the Coal Technology in connection with the development and operation of the Facility. The License Agreement attached hereto as Exhibit A is a true and correct copy of thereof. The License Agreement is in full force and effect. As of the date of execution hereof, the representations made by CoBon in the License Agreement are true, accurate and complete. To the extent that the representations contained herein are inconsistent with the representations contained in the License Agreement, the representations contained herein shall control.

                  G. CoBon has not given notice of any default under the License Agreement to Covol and has no knowledge of any event or condition which with the passage of time or the giving of notice or both would be a default under the License Agreement.

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                  H. In accordance with the terms of the License Agreement,
CoBon has the authority and right to use the Coal Technology in the production of Qualified Fuels, and the right to sublicense the Coal Technology.

                  I. CoBon has not encumbered or granted to any third party any interest in or lien upon its rights to use the Coal Technology or any of its rights or interests in the License Agreement in connection with the development and operation of the Facility.

                  J. Notwithstanding anything contained in the License Agreement, Central City has, subject to its compliance with the terms of the this Agreement, the unconditional right to utilize the Coal Technology, except that Central City shall not have the right to utilize the Coal Technology in the State of Alabama.

         3.3. Central City Representations and Warranties.

                  A. The execution, delivery and performance by Central City of this Agreement will not constitute a default under any instrument binding upon Central City.

                  B. No proceedings by or against Central City have been threatened or commenced in bankruptcy or for reorganization, liquidation, or for readjustment of debts under the Bankruptcy Code or any other law, whether state or federal, nor has Central City made an assignment for the benefit of creditors, admitted in writing inability to pay debts generally as they become due, or filed or had filed against it any action seeking an order appointing a trustee or receiver of all or a substantial part of the property of Central City.

                  C. No judicial or nonjudicial proceeding has been filed or is pending for the dissolution of Central City pursuant to a resolution of the members or otherwise pursuant to any applicable state law.

                  D. There are no judicial or governmental judgments, orders, injunctions, decrees, or arbitration awards outstanding against Central City, and there are no judicial or governmental actions, suits, or proceedings or any arbitrations or mediations, pending or overtly threatened by written communications against Central City or any of the property owned by Central City that would affect Central City's ability to perform under this Agreement.

                  E. Central City agrees, notwithstanding any language in this Agreement, or any other agreement to which Central City is a party, that the representations of Central City contained in this Agreement may be relied upon by Covol and CoBon.

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                                    ARTICLE 4
                           ROYALTIES, FEES AND PAYMENT

         4.1. Royalties, Fees and Payments.

                  Central City shall pay, as consideration for its use of the Coal Technology, an Initial Royalty Fee (as hereinafter defined) and an Earned Royalty Fee (as hereinafter defined).

         4.2. Initial Royalty Fee.

                  A. Initial Royalty Fee. The term "Initial Royalty Fee" shall mean a sum equal to the product of (a) $**** per ton of Qualified Fuels, multiplied by (b) the first 650,000 tons of Qualified Fuels produced at the Facility; provided, however, that the Initial Royalty Fee shall not exceed $****.

                  B. Payment of Initial Royalty Fee. The Initial Royalty Fee shall be payable as follows:

                           1. Covol Initial Royalty Fee. Central City shall pay
to CoBon, as CoBon's payment to Covol pursuant to the License Agreement, a sum equal to the product of (A) $**** per ton of Qualified Fuels, multiplied by (B) the tons of Qualified Fuels actually produced at the Facility from 12:00 a.m. on December 14, 1999, through the earlier to occur of (i) 11:59 p.m. of the last day of the month in which an IRS Ruling (as defined below) is received by or on behalf of Central City (the "IRS Ruling Month"), or (ii) the date on which the Facility produces the 650,000th ton of Qualified Fuels, assuming that December 14, 1999 was the date that the Facility commenced the production of Qualified Fuels (the "Maximum Tonnage Date"). Notwithstanding the foregoing provisions of this paragraph, to the extent that Central City has paid any of the fees described in the immediately foregoing sentence with respect to Qualified Fuels produced at the Facility from December 14, 1999 until the date hereof, Central City shall not be obligated to pay such fees to CoBon. The term "IRS Ruling" shall mean a private letter ruling from the IRS with respect to the availability of tax credits under Section 29 of the Internal Revenue Code (the "Code") for the Qualified Fuel produced by the Facility (the "Tax Credits").

                           2. CoBon Initial Royalty Fee. Central City shall pay
to CoBon a sum equal to the product of (A) $**** per ton of Qualified Fuels, multiplied by (B) the tons of Qualified Fuels actually produced at the Facility from 12:00 a.m. on December 14, 1999 through the earlier to occur of (i) 11:59 p.m. of the last day of the IRS Ruling Month, or (ii) the Maximum Tonnage Date. Payment of the CoBon Initial Royalty Fee shall accrue and be deferred until an IRS Ruling. CoBon's Initial Royalty Fee shall be payable as follows:

                                    (a) Favorable Ruling. If the IRS Ruling
received by Central City is favorable (a "Favorable Ruling"), as determined by Central City in its sole discretion, then, within thirty (30) days after the end of the IRS Ruling Month:

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                                             (1) if the end of the IRS Ruling
Month is subsequent to the Maximum Tonnage Date, Central City shall pay to CoBon the sum of $**** (which is the product of $**** per ton of Qualified Fuels multiplied by 650,000 tons of Qualified Fuels); or

                                             (2) if the end of the IRS Ruling
Month is prior to the Maximum Tonnage Date, Central City shall pay CoBon a sum equal to the product of (A) $**** per ton of Qualified Fuels, multiplied by (B) the tons of Qualified Fuels actually produced at the Facility from 12:00 a.m. on December 14, 1999 through 11:59 p.m. of the last day of the IRS Ruling Month.

                                    (b) Unfavorable Ruling; Cessation of
Production. If the IRS Ruling received by Central City is unfavorable or, for any reason, other than the failure of Central City to diligently seek a ruling, no IRS Ruling is received on or prior to June 7, 2002, as determined by Central City in its sole discretion (collectively, an "Unfavorable Ruling"), and the Facility ceases production of Qualified Fuel as a result of such Unfavorable Ruling, then Central City shall not be required to pay to CoBon any of the Initial Royalty Fee as required pursuant to Section 4.2(B)(1) and Section 4.2(B)(2) and any such payments made pursuant to those referenced sections shall immediately cease. However, if notwithstanding the Unfavorable Ruling, Central City, in its sole discretion, seeks to obtain the benefit of the Tax Credits, if any, acquired prior to such cessation of production, Central City shall pay CoBon, within thirty (30) days of the time that Central City reasonably determines that such Tax Credits are not subject to challenge or reversal, a sum equal to product of (A) $**** per ton of Qualified Fuels, multiplied by (B) the tons of Qualified Fuels actually produced at the Facility from 12:00 a.m. on December 14, 1999 through the earlier to occur of (i) the Maximum Tonnage Date, or (ii) 11:59 p.m. of the last day of the IRS Ruling Month, for which Tax Credits were allowed.

                                    (c) Unfavorable Ruling; Notice; Agreement to
Negotiate. If an Unfavorable Ruling is received or deemed received then Central City shall promptly give notice thereof to CoBon and thereafter Central City and CoBon may enter into negotiations to determine the terms and conditions on which Central City may continue the use of the Coal Technology without triggering the provisions of Section 4.2(B)(2)(d); provided, however, that neither Central City nor CoBon shall be obligated to modify the terms and conditions on which Central City may continue the use of the Coal Technology.

                                    (d) Unfavorable Ruling; Continuation of
Production. If an Unfavorable Ruling is received or deemed received and the Facility does not cease production of Qualified Fuel, then a lump sum payment shall be made in accordance with either Section 4.2(B)(2)(a)(1) or Section 4.2(B)(2)(a)(2), as applicable.

                  C. Payment of Initial Royalty Fees Prior to Maximum Tonnage Date but after IRS Ruling. If either an Unfavorable Ruling or a Favorable Ruling is received prior to the Maximum Tonnage Date and Central City continues production of Qualified Fuel, then Central City shall pay CoBon, in accordance with the terms hereof and subject to Section 4.2(A), $**** per ton of Qualified Fuel actually produced at the Facility from 12:00 a.m. on the first day following the end of the IRS Ruling Month through the earlier to occur of (i) the Maximum Tonnage Date, or (ii) the date upon which Central City terminates production at the Facility, such payments to be made in arrears within fifteen
(15) days following the end of each calendar month, based on production during such previous calendar month.

         4.3. Earned Royalty Fee.

                  A. Earned Royalty Fee. The earned royalty fee (the "Earned Royalty Fee") shall be in an amount equal to the sum of (x) the product of (1) $**** per ton of Qualified Fuel, multiplied by (2) the tons of Qualified Fuels produced at the Facility in excess of 250,000 tons, up to 650,000 tons, during any calendar year, plus (y) the product of (1) $**** per ton of Qualified Fuel multiplied by (2) the tons of Qualified Fuel produced at the Facility in excess of 650,000 tons, during any calendar year. The Earned Royalty Fee shall be payable as provided in this Agreement notwithstanding any use by Central City of an alternative binder under Section 5.1. Central City and CoBon agree that production of Qualified Fuels commenced on December 14, 1999. Payment of the Earned Royalty Fee shall be calculated on an annual basis, notwithstanding the provisions of Section 4.3(B)(1) and Section 4.4 below which require payment

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based on the production of Qualified Fuels during a calendar quarter, and therefore Central City and CoBon shall make adjustments to the calendar quarter payments to ensure that the amounts paid to CoBon reflect payment of the Earned Royalty Fee on an annual basis.

                  B. Payment of Earned Royalty Fees. Until an IRS Ruling is received, all the Earned Royalty Fees shall accrue but shall not be payable by Central City (such accrued Earned Royalty Fees, the "Accrued Earned Royalty Fees"). After an IRS Ruling is received, then:

                           1. Favorable Ruling. If a Favorable Ruling is
received, then Central City shall be obligated to pay to CoBon (a) all Accrued Earned Royalty Fees, such fees to be paid within ten (10) days of the date of the Favorable Ruling; and (b) all Earned Royalty Fees based on the production of Qualified Fuels after the IRS Ruling, such fees to be made in arrears within fifteen (15) days following the end of each such calendar quarter, based on production during such previous calendar quarter, until this Agreement is terminated pursuant to Article 6.

                           2. Unfavorable Ruling; Cessation of Production. If an
Unfavorable Ruling is received and the Facility ceases production of Qualified Fuel as a result of such Unfavorable Ruling, and

                                    (a) if Central City does not obtain the
benefit of any Tax Credits, Central City shall not make any payments of any nature to CoBon, including the Accrued Earned Royalty Fee; or

                                    (b) if, notwithstanding the Unfavorable
Ruling, Central City, in its sole discretion, does seek to obtain the benefit of the Tax Credits, if any, acquired prior to such cessation of production, within ten (10) days of the time that Central City reasonably determines that such Tax Credits are not subject to challenge or reversal, Central City shall pay CoBon, the Accrued Earned Royalty Fees for which Tax Credits were allowed, or in the event of a Final Determination (as defined below), a sum equal to (a) the

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product of (i) the Accrued Earned Royalty Fees that would have been payable to
CoBon if a Favorable Ruling had been received, multiplied by (ii) a fraction, the numerator of which is the amount of Tax Credits allowed to Central City pursuant to a Final Determination with respect to the Tax Credits claimed by Central City, minus any interest and penalties (including substantial understatement penalties and any penalties for underpayment of estimated taxes to the extent attributable to Tax Credits claimed by Central City), and the denominator of which is the amount of Tax Credits claimed by Central City, (b) plus interest accrued at 9% per annum commencing on the date that the Accrued Earned Royalty Fees described above were due.

                           3. Unfavorable Ruling; Continuation of Production. If
a Unfavorable Ruling is received or deemed received and the Facility does not cease production of Qualified Fuel, then a lump sum payment shall be made in accordance with Section 4.3(B)(1).

         4.4      Tax Event

                  A. Definitions. For purposes of this Section 4.4 the following terms shall have the following meanings:


                           1. "Tax Event" means: (i) the issuance of any
information document request related to Tax Credits or any other reasonable indication of an intention by the IRS or any related governmental authority to examine or disallow any portion of the Tax Credits taken by Central City for production of Qualified Fuel; (ii) Central City becoming aware that the IRS has questioned whether the Facility was placed in service as required by Section 29 of the Code or questioned or otherwise implicated the proprietary process licensed hereunder; (iii) Central City becoming aware that the IRS has or may question the production capacity of the Facility; or (iv) Central City otherwise has reason to believe that it is more likely than not that the IRS will disallow all or a portion of the Tax Credits. A Tax Event arising hereunder shall cease on the earlier of (A) a Final Determination, (B) when Central City and CoBon agree that the tax issue giving rise to the Tax Event has been resolved, or (C) solely with respect to a Tax Event arising under clause (iv) above, the issuance of a revenue agent's report subsequent to the Tax Event arising under clause
(iv) above which does not propose to disallow any Tax Credits taken by Central City, or Central City determines, in its sole discretion, that the IRS does not intend to examine, review, or adjust all or a portion of the Tax Credits.

                           2. "Final Determination" means: (i) unless an
adjustment is proposed with respect to any such Tax Credits, the expiration of the applicable statute of limitations for the relevant tax period and taxpayer;
(ii) unless an administrative appeal or suit for refund is initiated by Central City, the date ninety (90) days after the issuance of a notice of deficiency;
(iii) unless judicial proceedings are initiated by Central City, a final decision with respect to the proposed adjustment by an IRS appeals officer, as evidenced by the issuance of a 90-day letter, 870-AD or like notice and the expiration of the period for initiating judicial proceedings; (iv) unless appealed by Central City, a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court and the expiration of the period for filing

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an appeal of such decision; (v) a final decision of a United States Court of
Appeals with respect to the proposed adjustment, unless a petition for certiorari to the United States Supreme Court has been applied for and is pending or has been granted with respect to such decision; (vi) denial of certiorari by or final decision of the United States Supreme Court; or (vii) the settlement of a proposed adjustment as evidenced by a closing agreement.


                  B. Earned Royalty Fee Tax Event Adjustment. Notwithstanding any other provision contained in this Agreement to the contrary, if Central City knows or is able to reasonably conclude that a Tax Event has or will occur, then Central City shall immediately notify CoBon of such Tax Event (the "Tax Event Notice") and thereafter Central City shall not be obligated to make any payments of Earned Royalty Fees, except as follows:


                           1. If there is no longer an extant Tax Event, Central
City shall deliver to CoBon the Earned Royalty Fees that would have been payable to CoBon after the Tax Event Notice if the Tax Event had not occurred.

                           2. Upon a Final Determination that Tax Credits are
being disallowed in whole or in part with respect to specified calendar quarters, Central City shall deliver to CoBon an amount (the "Adjusted Earned Royalty Fees") equal to the sum of (I) the product of (a) the Earned Royalty Fees that would have been payable to CoBon pursuant to Section 4.3 if a Tax Event had not occurred for such specified calendar quarters, multiplied by (b) a fraction, the numerator of which is the amount of Tax Credits allowed to Central City pursuant to the Final Determination minus any interest and penalties (including substantial understatement penalties and any penalties for underpayment of estimated taxes to the extent attributable to Tax Credits claimed by Central City), and the denominator of which is the amount of Tax Credits claimed by Central City, plus (II) interest at 9% per annum commencing on the date that the Earned Royalty Fees described in clause (I) was due.

         4.5 Payment in Arrears. All payments due under Article 4, except for any lump sum payment due thereunder (including the Accrued Earned Royalty Fees) which shall be paid in accordance with the terms set forth above, shall be paid in arrears based on production of Qualified Fuels at the Facility during (a) with respect to the Initial Royalty Fee, such previous calendar month and shall be made within fifteen (15) days following the end of each such calendar month, and (b) with respect to the Earned Royalty Fee, such previous calendar quarter and shall be made within fifteen (15) days following the end of each such calendar quarter.

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

                                    ARTICLE 5
                           BINDER PURCHASE AND SUPPLY

         5.1. Agreement to Purchase and Sell Binder. During the term of this Agreement, except as specifically set forth herein, Central City shall purchase from Covol, and Covol shall supply to Central City, all of Central City's requirements for Binder for use in the manufacture of Qualified Fuel at the Facility . Covol shall have the right to delegate its obligation to supply Binder to Central City pursuant to this Section 5.1 and notwithstanding such delegation, Covol shall be liable at all times for its failure, or its delegate's failure, to supply Binder in the quantities required by Central City. Central City and Covol agree that the Binder to be purchased and sold under this Agreement may include any proprietary Covol binder now or hereafter available. Covol agrees that Central City may purchase binders from an alternative supplier, but otherwise continue to use the Coal Technology, if (a) Covol cannot satisfy Central City's volume requirements for Binder or (b) Central City is required when utilizing the Coal Technology to use more than the equivalent of two dry pounds of Binder per ton of coal feedstock in order to produce Qualified Fuel, such determination to be made by Combustion Resources, LLC, or such other nationally-recognized laboratory, selected by Central City and Covol by the following process: First, the laboratory shall prepare synthetic fuel test samples from representative samples of Central City's coal feedstock and Covol's Binder at the rate of two dry pounds of Binder per ton of coal feedstock. Second, utilizing generally accepted, Qualified Fuel testing procedures and protocols, the laboratory shall determine whether a significant chemical change has occurred such that a Qualified Fuel is produced. In any case, upon Central City's request, Covol shall provide Central City with such support and technical assistance in the use and proper application of Binder using the Coal Technology to produce a marketable Qualified Fuel at the facility utilizing a rate of two dry pounds of Binder per ton of coal feedstock. In the event that Central City elects to purchase an alternative binder, Central City shall provide Covol with written notice of such intent. Within ten (10) days of receipt of such notice, Covol may give notice to Central City that (a) Covol is able to satisfy Central City's requirement for Binder in accordance with this Section 5.1, together with evidence reasonably satisfactory to Central City or (b) is willing to provide more than the equivalent of two dry pounds of Binder per feedstock at a price not greater than the Binder Price (defined below) of two dry pounds of Binder. If Covol provides notice of its intention to cure its performance under this
Section 5.1 and such cure is effected within twenty (20) days after Covol's receipt of notice from Central City, then Central City's obligation to purchase Binder from Covol under this Section 5.1 will be reinstated, subject to the terms and conditions set forth herein; provided, however, that Covol may not provide such notice and obtain such reinstatement more than once in any twelve month period or more than three times during the term of this Agreement.

         5.2. Binder Price and Payment. The price of Binder purchased by Central City (the "Binder Price") shall be comprised of the Cost Basis and the Profit Basis. "Cost Basis" shall mean Covol's direct and actual costs (including, but not limited to material, labor and transportation costs) of manufacturing and delivering Binder, plus a reasonable allocation of overhead, provided that until December 31, 2003, in no event shall such cost exceed $**** per ton of Qualified

Fuel manufactured by Central City at the Facility. Covol shall provide Central City with supporting documentation sufficient to allow Central City to verify such calculation. "Profit Basis" shall mean the product of **** ($****) per ton of Qualified Fuel manufactured by Central City at the Facility. The Cost Basis of the Binder Price shall be paid within thirty (30) days after Central City's receipt of an invoice. The Profit Basis of the Binder Price shall be paid in arrears based on production of Qualified Fuels at the Facility during such previous calendar month and shall be made within fifteen (15) days following the end of each such calendar month. Central City will only be required to pay for Binder actually purchased from Covol under this Agreement.

         5.3. Binder Certification. In connection with Covol's sale and delivery of Binder, Covol certifies, and shall provide Central City with further written certification upon request, that the Binder quality and chemical makeup is consistent with the quality and makeup of Binder described on the attached Exhibit D, and as set forth in that certain Letter Agreement by and between Covol and CoBon dated November 11, 1999 (a copy of which is attached hereto as Exhibit C). Such formulation certification shall be based upon independent, random sample testing conducted at the time of Binder production.

         5.4. Representations and Warranties. Covol hereby acknowledges that Central City has, and is entitled to, rely on all its representations and warranties contained in the License Agreement (as amended to date) with respect to, and relating to, the Binder, and hereby reaffirms such representations and warranties.

                                    ARTICLE 6
                              TERM AND TERMINATION

         6.1. Term. This Agreement shall expire on December 31, 2007, unless a Congressional extension of applicable Section 29 tax credit legislation is enacted, in which case the term of this Agreement shall, upon written agreement of the parties hereto, be extended by an equal period of time.

         6.2. Termination. Unless earlier terminated by CoBon or Central City upon thirty (30) days' advance written notice for cause (including but not limited to an Event of Default hereunder), this Agreement shall terminate upon the expiration date set forth in Section 6.1. Upon termination of this Agreement, all rights granted hereunder and obligations to the parties shall immediately cease; however, termination shall not relieve either party of its obligations accrued during the Term of this Agreement which have not been fulfilled.

                                    ARTICLE 7
                               GENERAL PROVISIONS

         7.1. Notices. Any notice, report, request or payment provided for in this Agreement shall be deemed made when furnished in writing and sent by U.S.

mail, addressed to the party for whom it is intended at the address indicated in the first paragraph of this Agreement, unless another address is given in writing by either party to the other party.

         7.2. Utah Law Jurisdiction. This Agreement shall be governed by the laws of the State of Utah.

         7.3. Arbitration. The parties agree that any claim or controversy arising hereunder, which the parties are unable to resolve in good faith, shall be finally resolved and settled exclusively by arbitration in Salt Lake City, Utah, by a panel of three (3) arbitrators under the American Arbitration Association's Commercial Arbitration Rules then in effect; provided that each party shall itself be entitled to select one arbitrator and the third arbitrator will be chosen by the two arbitrators selected by the parties. The arbitrators shall have authority to enter an award which includes injunctive relief or specific performance; however, the arbitrators shall have no authority to award punitive or exemplary damages against any party.

         7.4. Attorneys' Fees. Should any party employ an attorney for the purpose of enforcing this Agreement in any lawful proceeding, the prevailing party shall be entitled to receive from the other party reimbursement for all attorneys' fees and costs. A "prevailing party" means a party prevailing on all material issues in dispute as determined by the trier of fact.

         7.5. Modification. No modification of this Agreement shall be binding upon either party unless made in writing and signed by the party to be charged therewith.

         7.6. Further Sublicense and Assignment. Subject to the written approval of CoBon and Covol, Central City may further sublicense or assign this Agreement if the sublicensee or assignee shall have agreed unqualifiedly to assume the obligations of Central City under this Agreement..

         7.7. Entire Agreement. This Agreement constitutes the entire and integrated agreement of the parties and supersedes any other agreements, whether oral or in writing, between the parties regarding the subject hereof.

         7.8. Severability. The provisions of this Agreement shall be construed to be severable and the invalidity of any one provision shall not affect the enforceability of the remainder of this Agreement.

         7.9. Indemnity. Central City agrees and shall indemnify, defend and hold harmless CoBon, its members, officers and agents, from and against all claims, disputes, losses, damages and liabilities, of any kind, arising from (i) the operation of the Facility and (ii) the breach of any warranty, representation or obligation of Central City contained herein. This indemnification shall include Central City's agreement that the Facility shall be operated in conformity with applicable local, state and federal law and regulations, including environmental and commercial use requirements.

         7.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         7.11 Recitals Incorporated. The Recitals are hereby incorporated into this Agreement.

         7.12. Audit of Records. Central City shall keep records for a period of two (2) years showing, and shall furnish CoBon and Covol with a quarterly report respecting, the quantity of Qualified Fuel manufactured and sold by Central City using the Coal Technology during the quarter. Central City shall permit Central City's records to be examined or audited by CoBon or Covol, or both, to the extent necessary to verify the information contained in such reports is accurate and commercially reasonable. If such examination or audit reveals that Central City has underpaid CoBon or Covol any amount due under this Agreement, then Central City shall pay to CoBon or Covol, or both, the amount of any underpayment, together with interest at9% per annum.

                  [Remainder of Page Intentionally Left Blank]
                            [Signature Page Follows]

                                SIGNATURE PAGE TO
                SECOND AMENDED AND RESTATED SUBLICENSE AGREEMENT
                     AND BINDER PURCHASE AND SALE AGREEMENT

         IN WITNESS WHEREOF, each signing party represents that, having been duly authorized, they have read this Agreement in all particulars and consent to the rights, conditions, duties and obligations imposed upon that party in this Agreement, and that this Agreement has been executed in duplicate originals.



         CENTRAL CITY SYNFUEL, LLC

         By:      Beta Synfuels, LLC,
                  a Delaware limited liability company, its sole member

         By:  /s/ Paul T. Champagne
             --------------------------------
             Paul T. Champagne, President

         COBON ENERGY, LLC,
         a Utah limited liability com pany

         By: /s/ Steven R. Nash
             --------------------------------
               Steven R. Nash, Manager


         HEADWATERS INCORPORATED,
         a Delaware corporation

         By: /s/ Brent M. Cook
             --------------------------------
         Name: Brent M. Cook
         Title: President